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                                                                   EXHIBIT 99.2

ENSTAR                                                        News Release
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Date:   September 1, 1998                          Contact:  Amy M. Dunaway
For Release:  Immediately                          Telephone:(334) 834-5483

                ENSTAR ANNOUNCES SALE OF ITS FIRST UNION STOCK

Montgomery, Alabama - September 1, 1998. The Enstar Group, Inc. ("Enstar") (ESGR: OTC) announced today that it sold all its remaining shares of its First Union Corporation common stock in brokerage transactions on August 28 and August 31, 1998. Enstar received net proceeds of approximately $25.3 million, and realized a gain of approximately $13.4 million on the sale of the 500,000 shares.

         After the settlement of the stock transactions, the Company expects to have approximately $67 million in cash, cash equivalents and certificates of deposit. The Company has no long-term or other bank debt.

         The Company has 4,106,709 shares of its common stock outstanding and had an estimated book value per share of approximately $15.57, as of August 31, 1998.

         The Company does not currently own an operating business, but continues to search for one or more attractive operating businesses to acquire.